Exhibit 99.1

FOR RELEASE, Thursday, June 28, 2018	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2018 SECOND QUARTER RESULTS
Revenues Up 10% to $1.1 Billion;
Housing Gross Profit Margin Expands 170 Basis Points;
Earnings Per Diluted Share Increases 73% to $.57

LOS ANGELES (June 28, 2018) — KB Home (NYSE: KBH) today reported results for its second quarter ended May 31, 2018.
“In the quarter, we produced double-digit revenue growth, expanded our operating margin and significantly improved our profitability, reflecting solid execution on our core business strategy,” said Jeffrey Mezger, chairman, president and chief executive officer. “Moreover, we measurably increased our absorptions per community by 15%. This result underscores our success in attracting consumers with our personalized Built-to-Order homebuying experience and the targeted positioning of our communities in markets that are continuing to exhibit strong demand.”
“We have made meaningful progress on our Returns-Focused Growth Plan objectives,” continued Mezger. “As part of implementing our Plan over the last 18 months, we have used internally generated cash to invest $2.4 billion in land and development, a 26% increase over the preceding 18 months, to drive growth. At the same time, including our repayment of senior notes earlier this month, we have reduced our outstanding debt by nearly $600 million, which will enhance our future gross margins and returns. We expect to continue to generate considerable cash flow from our operations that can be deployed in a balanced manner to enhance stockholder returns.”
Three Months Ended May 31, 2018 (comparisons on a year-over-year basis)

•	Total revenues grew 10% to $1.10 billion.

•	Deliveries increased 5% to 2,717 homes.

•	Average selling price rose 4% to $401,800.

•	Homebuilding operating income improved 50% to $74.2 million.

◦
Homebuilding operating income margin increased 180 basis points to 6.8% from 5.0%. Excluding inventory-related charges of $6.5 million in the current quarter and $6.0 million in the year-earlier quarter, homebuilding operating income margin improved 170 basis points to 7.3%.

▪	Housing gross profit margin expanded 170 basis points to 17.1%.

–	Housing gross profit margin excluding inventory-related charges increased 170 basis points to 17.7%.

–	Adjusted housing gross profit margin, a metric that excludes inventory-related charges and the amortization of previously capitalized interest, rose 120 basis points to 22.2%.

▪	Selling, general and administrative expenses as a percentage of housing revenues were 10.4%, the same as last year’s second quarter record low.

•	Total pretax income increased 51% to $78.3 million.

•
The Company’s effective tax rate of approximately 27% in the quarter decreased from approximately 39% in the prior-year period, primarily due to the reduction in the federal corporate income tax rate under the Tax Cuts and Jobs Act (“TCJA”).

•	Net income rose 80% to $57.3 million, and earnings per share increased 73% to $.57 per diluted share.
Six Months Ended May 31, 2018 (comparisons on a year-over-year basis)

•	Total revenues increased 8% to $1.97 billion.

•	Deliveries grew 3% to 4,940 homes.

•	Average selling price advanced 5% to $396,400.

•	Homebuilding operating income increased 58% to $118.2 million.

◦	Inventory-related charges totaled $11.5 million, compared to $10.0 million.

•
The Company’s income tax expense of $138.3 million and effective tax rate of approximately 111% primarily reflected a non-cash charge of $111.2 million recorded in the 2018 first quarter for the impact of the TCJA.

◦
Excluding this charge, the Company’s adjusted income tax expense and adjusted effective tax rate were $27.1 million and approximately 22%, respectively. In addition to the reduction in the federal corporate income tax rate, the adjusted income tax expense and adjusted effective tax rate reflected the favorable impacts of $4.2 million of federal energy tax credits the Company earned from building energy efficient homes, and $2.4 million of excess tax benefits from stock-based compensation as a result of the Company’s adoption of a new accounting standard related to share-based payments. Without these credits and benefits, the Company’s adjusted effective tax rate would have approximated 27%.

◦
In the six months ended May 31, 2017, the Company’s income tax expense and effective tax rate of $27.4 million and approximately 37%, respectively, included the favorable impact of $1.2 million of federal energy tax credits.

•
As a result of the non-cash charge for the TCJA impact, the Company reported a net loss of $13.9 million, or $.16 per diluted share. Excluding this charge, the Company’s adjusted net income was $97.3 million, or $.97 per diluted share, compared to net income in the year-earlier period of $46.0 million, or $.49 per diluted share.

Backlog and Net Orders (comparisons on a year-over-year basis)

•	Net orders increased 3% to 3,532 for the second quarter. Net order value decreased 2% to $1.36 billion. Three of the Company’s four regions posted year-over-year increases in net order value.

◦	Company-wide, net orders per community averaged 5.5 per month, up 15% from 4.8 per month.

•	Ending backlog value grew 3% to $2.24 billion, with the number of homes in backlog increasing 3% to 5,787. This was the Company’s highest second quarter backlog value in 11 years.

•	The cancellation rate as a percentage of gross orders improved to 18% for the second quarter from 21%.

•	Average community count decreased 10% to 215. Ending community count declined 11% to 210.
Balance Sheet as of May 31, 2018 (comparisons to November 30, 2017)

•	The Company had total liquidity of $1.13 billion, including cash and cash equivalents of $669.8 million.

◦	Net cash used in operating activities was $19.4 million for the first half of 2018, compared to $64.6 million for the first half of 2017.

◦	There were no cash borrowings outstanding under the Company’s unsecured revolving credit facility.

•	Inventories increased 6% to $3.46 billion.

◦
Investments in land acquisition and development totaled $843.7 million for the six months ended May 31, 2018, of which 60% were made in the Company’s West Coast region. Total investments were up 19% from $706.6 million in the prior year.

◦	Lots owned or controlled totaled 49,551, of which 75% were owned. Total lots grew 7% from the 2017 fiscal year end and were up 10% compared to a year ago.

•	Notes payable increased slightly to $2.35 billion from $2.32 billion.

◦	The ratio of debt to capital was 55.1%, while the ratio of net debt to capital was 46.8%, within the Company’s 2019 target range under its Returns-Focused Growth Plan.

◦	Subsequent to quarter end, on June 15, 2018, the Company repaid $300.0 million in aggregate principal amount of its 7 1/4% Senior Notes due 2018 at their maturity using internally generated cash.

•	Stockholders’ equity of $1.91 billion decreased by $11.7 million mainly due to the non-cash TCJA-related charge of $111.2 million recorded in the first quarter.

•
On May 14, 2018, the board of directors authorized the repurchase of additional shares of the Company’s outstanding common stock, bringing the total authorization to 4,000,000 shares. No shares have been repurchased under this authorization.

Earnings Conference Call
The conference call to discuss the Company’s second quarter 2018 earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.

About KB Home
KB Home (NYSE: KBH) is one of the largest homebuilders in the United States, with more than 600,000 homes delivered since our founding in 1957. We operate in 35 markets in 7 states, primarily serving first-time and first move-up homebuyers, as well as active adults. We are differentiated in offering customers the ability to personalize what they value most in their home, from choosing their lot, floor plan, and exterior, to selecting design and décor choices in our KB Home Studios. In addition, we are an industry leader in sustainability, building innovative and highly energy- and water-efficient homes. We invite you to learn more about KB Home by visiting www.kbhome.com, calling 888-KB-HOMES, or connecting with us on Facebook.com/KBHome or Twitter.com/KBHome.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any share repurchases pursuant to our board of directors’ authorization; material and trade costs and availability; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the TCJA, the Dodd-Frank Act, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect to the TCJA; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our Returns-Focused Growth Plan and achieve the associated revenue, margin, profitability, cash flow, community reactivation, land sales, business growth, asset efficiency, return on invested capital, return on equity, net debt-to-capital ratio and other financial and operational targets and objectives; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC, our mortgage banking joint venture with Stearns Lending, LLC; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

# # #
(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended May 31, 2018 and 2017
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2018	2017	2018	2017
Total revenues	$1,101,423	$1,002,794	$1,973,046	$1,821,390
Homebuilding:
Revenues	$1,098,673	$1,000,072	$1,967,878	$1,816,318
Costs and expenses	(1,024,475)	(950,513)	(1,849,677)	(1,741,482)
Operating income	74,198	49,559	118,201	74,836
Interest income	1,278	202	2,281	400
Interest expense	—	—	—	(6,307)
Equity in income (loss) of unconsolidated joint ventures	(322)	(596)	(1,167)	135
Homebuilding pretax income	75,154	49,165	119,315	69,064
Financial services:
Revenues	2,750	2,722	5,168	5,072
Expenses	(957)	(816)	(1,910)	(1,635)
Equity in income of unconsolidated joint ventures	1,361	911	1,780	940
Financial services pretax income	3,154	2,817	5,038	4,377
Total pretax income	78,308	51,982	124,353	73,441
Income tax expense	(21,000)	(20,200)	(138,300)	(27,400)
Net income (loss)	$57,308	$31,782	$(13,947)	$46,041
Earnings (loss) per share:
Basic	$.65	$.37	$(.16)	$.54
Diluted	$.57	$.33	$(.16)	$.49
Weighted average shares outstanding:
Basic	87,581	85,445	87,370	85,285
Diluted	101,159	97,732	87,370	96,975

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	May 31, 2018	November 30, 2017
Assets
Homebuilding:
Cash and cash equivalents	$669,798	$720,630
Receivables	275,620	244,213
Inventories	3,464,002	3,263,386
Investments in unconsolidated joint ventures	69,015	64,794
Deferred tax assets, net	495,969	633,637
Other assets	111,024	102,498
	5,085,428	5,029,158
Financial services	9,308	12,357
Total assets	$5,094,736	$5,041,515

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$230,606	$213,463
Accrued expenses and other liabilities	594,415	575,930
Notes payable	2,353,848	2,324,845
	3,178,869	3,114,238
Financial services	1,224	966
Stockholders’ equity	1,914,643	1,926,311
Total liabilities and stockholders’ equity	$5,094,736	$5,041,515

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Six Months Ended May 31, 2018 and 2017
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2018	2017	2018	2017
Homebuilding revenues:
Housing	$1,091,768	$995,660	$1,958,308	$1,806,607
Land	6,905	4,412	9,570	9,711
Total	$1,098,673	$1,000,072	$1,967,878	$1,816,318

Homebuilding costs and expenses:
Construction and land costs
Housing	$905,055	$842,377	$1,632,135	$1,535,164
Land	6,189	4,219	8,587	9,512
Subtotal	911,244	846,596	1,640,722	1,544,676
Selling, general and administrative expenses	113,231	103,917	208,955	196,806
Total	$1,024,475	$950,513	$1,849,677	$1,741,482

Interest expense:
Interest incurred	$39,924	$43,344	$79,868	$87,738
Loss on early extinguishment of debt	—	—	—	5,685
Interest capitalized	(39,924)	(43,344)	(79,868)	(87,116)
Total	$—	$—	$—	$6,307

Other information:
Depreciation and amortization	$2,196	$2,347	$4,376	$4,814
Amortization of previously capitalized interest	52,433	50,471	94,783	89,855

Average selling price:
West Coast	$673,100	$631,000	$664,100	$611,100
Southwest	307,700	289,400	305,900	289,200
Central	304,500	289,000	300,100	282,800
Southeast	279,900	289,600	279,200	288,100
Total	$401,800	$385,900	$396,400	$376,100

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Six Months Ended May 31, 2018 and 2017 (Dollars in Thousands - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2018	2017	2018	2017
Homes delivered:
West Coast	738	730	1,330	1,336
Southwest	588	436	1,088	843
Central	1,008	1,005	1,829	1,866
Southeast	383	409	693	759
Total	2,717	2,580	4,940	4,804

Net orders:
West Coast	969	1,065	1,776	1,891
Southwest	642	629	1,210	1,085
Central	1,347	1,275	2,343	2,235
Southeast	574	447	987	785
Total	3,532	3,416	6,316	5,996

Net order value:
West Coast	$614,863	$705,358	$1,195,285	$1,288,861
Southwest	200,259	184,802	377,201	316,533
Central	380,672	368,007	680,600	642,890
Southeast	166,176	125,345	281,976	220,650
Total	$1,361,970	$1,383,512	$2,535,062	$2,468,934

	May 31, 2018		May 31, 2017
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,328	$918,188	1,468	$999,269
Southwest	1,210	371,902	1,046	300,530
Central	2,296	673,461	2,348	674,406
Southeast	953	273,334	750	207,211
Total	5,787	$2,236,885	5,612	$2,181,416

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share, adjusted effective tax rate and ratio of net debt to capital, none of which are calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended May 31,		Six Months Ended May 31,
	2018	2017	2018	2017
Housing revenues	$1,091,768	$995,660	$1,958,308	$1,806,607
Housing construction and land costs	(905,055)	(842,377)	(1,632,135)	(1,535,164)
Housing gross profits	186,713	153,283	326,173	271,443
Add: Inventory-related charges (a)	6,526	6,001	11,511	10,009
Housing gross profits excluding inventory-related charges	193,239	159,284	337,684	281,452
Add: Amortization of previously capitalized interest (b)	49,348	49,345	90,717	88,218
Adjusted housing gross profits	$242,587	$208,629	$428,401	$369,670
Housing gross profit margin	17.1%	15.4%	16.7%	15.0%
Housing gross profit margin excluding inventory-related charges	17.7%	16.0%	17.2%	15.6%
Adjusted housing gross profit margin	22.2%	21.0%	21.9%	20.5%

(a)	Represents inventory impairment and land option contract abandonment charges associated with housing operations.

(b)	Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.
Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Effective Tax Rate
The following table reconciles the Company’s income tax expense, net loss, diluted loss per share and effective tax rate for the six months ended May 31, 2018 calculated in accordance with GAAP to the non-GAAP financial measures of adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate, respectively:

	Six Months Ended May 31,
	2018			2017
	As Reported	TCJA Adjustment	As Adjusted	As Reported
Total pretax income	$124,353	$—	$124,353	$73,441
Income tax expense (a)	(138,300)	111,200	(27,100)	(27,400)
Net income (loss)	$(13,947)	$111,200	$97,253	$46,041
Diluted earnings (loss) per share	$(.16)		$.97	$.49
Weighted average shares outstanding — diluted	87,370		101,283	96,975
Effective tax rate (a)	111%		22%	37%

(a)
For the six months ended May 31, 2018, income tax expense and adjusted income tax expense, as well as the related effective tax rate and adjusted effective tax rate, include the favorable impacts of the reduction in the federal corporate income tax rate from 35% to 21%, effective January 1, 2018, $4.2 million of federal energy tax credits the Company earned from building energy efficient homes, and $2.4 million of excess tax benefits from stock-based compensation as a result of the Company’s adoption of Accounting Standards Update No. 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” effective December 1, 2017.

The Company’s adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate are non-GAAP financial measures, which the Company calculates by excluding a non-cash charge of $111.2 million recorded in the 2018 first quarter from its reported income tax expense, net loss, diluted loss per share and effective tax rate, respectively. This charge was primarily due to the Company’s previously announced accounting re-measurement of its deferred tax assets based on the above-noted reduction in the federal corporate income tax rate under the TCJA. The most directly comparable GAAP financial measures are the Company’s income tax expense, net loss, diluted loss per share and effective tax rate. The Company believes that these non-GAAP measures are meaningful to investors as they allow for an evaluation of the Company’s operating results without the impact of the TCJA-related charge.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	May 31, 2018	November 30, 2017
Notes payable	$2,353,848	$2,324,845
Stockholders’ equity	1,914,643	1,926,311
Total capital	$4,268,491	$4,251,156
Ratio of debt to capital	55.1%	54.7%

Notes payable	$2,353,848	$2,324,845
Less: Cash and cash equivalents	(669,798)	(720,630)
Net debt	1,684,050	1,604,215
Stockholders’ equity	1,914,643	1,926,311
Total capital	$3,598,693	$3,530,526
Ratio of net debt to capital	46.8%	45.4%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.